EXHIBIT 99.1

AVX Corporation Reports Reorganization

Business Editors/High-Tech Writers

Myrtle Beach, S.C. - (BUSINESS WIRE) - November 25, 2003 - AVX Corporation (NYSE: AVX) today announced its intention, effective the 1st of January, 2004, to establish new wholly-owned subsidiaries, to be called Kyocera Electronic Devices ("KED"), that will focus exclusively on the design, marketing and sale of products supplied from its majority stockholder, Kyocera Corporation ("Kyocera").

Certain existing AVX resources will be dedicated to this new organization, and additional sales and marketing resources will be added to grow the business related to these products that require extensive design-in collaboration with customers.

Effective April 1, 2004, in connection with Kyocera's restructuring of its crystal components related business, the new KED organization will be responsible for the distribution of such products previously sold by Kinseki, Limited ("Kinseki"), a wholly owned subsidiary of Kyocera, in the Americas, Europe and parts of Asia. Kinseki's annual sales in those regions are approximately $80 million.

In connection with the restructuring, AVX will acquire certain sales and marketing resources and working capital items from Kinseki.

John Gilbertson, AVX's CEO and President, stated, "We are delighted to add the Kinseki crystal components to our product offerings, which will add to AVX's overall sales and enhance the added value we can bring to our customers."

AVX, headquartered in Myrtle Beach, South Carolina, is a leading international manufacturer and supplier of a broad line of passive electronic components and related products.

Certain statements contained above may be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors relating to such statements are included from time to time in documents AVX Corporation files with the Securities and Exchange Commission, including but not limited to its Form 10-Ks, Form 10-Qs and Form 8-Ks. Actual events, results, and/or timing may differ from the events, results, and /or timing as projected, estimated, or described above.

Please visit our website at www.avxcorp.com.

Contact:	AVX Corporation, Myrtle Beach
Kurt Cummings, 843-946-0691
finance@avxus.com